PATENT LICENSE AGREEMENT

This intellectual property license agreement ("Agreement"), effective as of the 6th day of April, 2018 ("Effective Date") is by and between Setaysha Technical Solutions, LLC ("STS"), a Texas Limited Liability Company located at 827 Pinewood Lane, Taylor Lake Village, TX 77586, and Brownie's Marine Group, Inc. ("BMG"), a Florida corporation having a principal place of business at 3001 NW 25th Ave, Pompano Beach, FL 33069 ("BMG").

1.0 Preamble

1.1 STS has developed certain Intellectual Property, as defined below, in the field of underwater breathing systems directed to supplying breathing air to divers at low pressures.

1.2 STS desires to license the Intellectual Property ("IP") to a licensee with established development, manufacturing and marketing capabilities who is willing to commercialize the IP to provide improved experiences to divers beyond those currently available.

1.3 BMG is a company operating in the fields of maritime education, exploration, product innovation and development, manufacturing and sales.

1.4 BMG desires to acquire, and STS to grant, a license to the IP under the terms and conditions recited herein.

2.0 Definitions

2.1 Terms defined in this Section 2.0, and parenthetically defined elsewhere, will have the same meaning throughout this Agreement.

2.2 "Affiliate" means any corporation or other business entity that controls, is controlled by, or is under common control with BMG, including, without limitation, BLU3, Inc. "Controls," "control" or "controlled" as used inthis paragraph means direct or indirect ownership of more than fifty percent (50.0%) of the voting stock of such corporation, or more than a fifty percent (50.0%) interest, whether directly or indirectly, in the decision-making authority of such other unincorporated business entity.

2.3 "Annual Revenue" means the Total Revenue reported by BMG in its Form 10K filed with the Securities and Exchange Commissionor other governmental filing reported for any given calendar year or, if there is no such governmental reporting, the Total Revenue obtained by BMG under Generally Accepted Accounting Practices (GAAP).

2.4 "Confidential Information" means information disclosed by STS or BMG ("Disclosing Party") to the other of STS or BMG ("Receiving Party") that is marked as confidential, or, if orallyor visually disclosed, is indicated at the time of disclosure as confidential and provided in written form within thirty days. Notwithstanding the foregoing, the Receiving Party will have no

obligation of confidentiality relating to any information of the Disclosing Party that:

(i) is disclosed by the Disclosing Party without restriction on further disclosure, or is disclosed by the Receiving Party as authorized by the Disclosing Party;

(ii) was independently known or developed by the Receiving Party prior to the disclosure by the Disclosing Party, where the Receiving Party shows by competent written documentary evidence within three (3) days of receipt of the Confidential Information of their prior independent knowledge or development;

(iii) is or becomes known to the public or otherwise publicly available through no fault of the Receiving Party;

(iv) is received by the Receiving Party from a third party having the lawful right to do so without the Receiving Party breaching any obligation of nonuse or confidentiality to the Disclosing Party;

(iv) the Receiving Party is obligated to disclose to comply with applicable laws or regulations, or with a court or administrative order, provided that the Receiving Party (a) promptly notifies the Disclosing Party, and (b) cooperates reasonably with the Disclosing Party's efforts to contest or limit the scope of such disclosure.

2.5 "Elected Country" means the United States and any foreign country for which BMG has elected to pursue Patent Rights pursuant to Section 8.0.

2.6 "Field" means underwater breathing systems for providing air to a diver from a blower, compressor, pump or similar supply means located at or proximal to the surface of the diving environment.

2.7 "First Commercial Sale" means the initial transfer by or on behalf of BMG, or any of its Affiliates or Sublicensees, of a Licensed Product to a third party in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales Revenue.

2.8 "Net Sales Revenue" Shall mean the revenue BMG receives for Licensed Products sold by BMG, its Affiliates, and Sublicensees to unrelated third parties, less (a) all trade, quantity, and cash discounts actually allowed and taken, (b) credits and allowances actually granted and taken on account of rejections, returns, or billing errors; (c) transportation and insurance in connection with sales of Licensed Products; and (d) taxes, duties, tariffs, or other governmental charges imposed on the sale of Licensed Products, including value added taxes or other governmental charges otherwise measured by the amount paid for the Licensed Product. Pursuant to Section 2.11.3 the parties will collaborate together on end-prices to use for determining Net Sales Revenue with BMG reserving the right to make final determination of pricing structure for Licensed Products it sells.

2.9 "Intellectual Property" ("IP") means the Patent Rights, the Non-Patent Rights, and Know-how.

2.10 "Know-how" means any non-public technical information, other than the Patent Rightsand the Non-Patent Rights, known or hereafter developed or acquired by STS in the Field, including without limitation bills of materials, blueprints, designs, drawings, letters, knowledge,literature reviews, manufacturing expertise, photographs, reports, risk analyses, technical data, and user feedback, whether reduced to writing or not, and which, in STS's best judgment, is reasonably necessary or beneficial in the commercial development and exploitation of the Patent Rights.

2.11 "Licensed Product" means:

2.11.1 for the first five (5) years of this agreement, any product which, if made, used, sold, offered for sale, imported to, or exported from the United States in the absence of this Agreement,would infringe one or more issued,unexpired patent claims, or one or more claims in a pending patent application, contained in thePatent Rights.

2.11.2 after the first five (5) years of this agreement, any product (a) which, if made, used, sold, offered for sale, imported to, or exported from an Elected Country in the absence of this Agreement would infringe one or more issued, unexpired patent claims, or one or more claims in a pending patent application of the Patent Rights in such Elected Country; or (b) made, used, sold, offered for sale, imported to, or exported from a Non-Elected Country, but if made, used, sold, offered for sale, or imported to, the United States and in the absence of this Agreement would infringe one or more issued, unexpired patent claims of a United States patent in the Patent Rights;

2.11.3 For purposes of clarity, "Licensed Product"shall only consist of the components and subassemblies that comprise a functionally stand-alone underwater breathing system; generally embodied by the intentionally minimalist Xplorkel design presented at DEMA 2017 and described in the numbered elements of Figures 1-9 of PCT/US17/18802, and future inventions amended to the Patent Rights. Licensed Product shall not include any other products or components sold by BMG and its affiliates, assigns or sublicenses along with the Licensed Product, including, without limitation, any accessories or other items sold with the Licensed Product. The parties will collaborate to define a price (End-User Sale Price, Dealer, Distributor and OEM) to be assigned to the Licensed Product. BMG reserves the right to make final determination of pricing structure. Actual revenues received by BMG entity and Affiliates shall be used for calculating final royalties owed to STS for sales of Licensed Products falling under Section 2.11.1 or 2.11.2. All other components, products, accessories that may be sold with the Licensed Product but which are not part of a system for delivery of breathable air to a diver will be separately priced and not included in the royalty calculation or Sale Price. For purposes of accounting and royalty reports, BMG shall create a line item/Stock Keeping Unit (SKU) specifically for the Licensed Product and separate line items/SKUs for any other non-Licensed Product included in the sale.

2.12 "Non-Elected Country" means (a) a foreign country for which BMG has not elected to pursue Patent Rights pursuant to Section 8.0, or (b) an Elected Country for which BMG has decided to abandon prosecution of all pending patent applications or maintenance of all issued patents in the Patent Rights.

2.13 "Non-Patent Rights" means trademarks, copyrights, internet domain names, Facebook listings, Instagram, or other social media listings owned or controlled by STS as of the effective date, or hereafter developed or acquired for use in the Field.

2.14 "Patent Rights" means those patents and patent applications listed in Appendix A, all patents claiming priority thereto or arising therefrom, and all patents or patent applications in the Field hereafter filed or acquired by STS.

2.14.1 For purposes of clarity, "Patent Rights" includes US and foreign patents and patent applications, including without limitation provisionals, divisionals, continuations, reissues, reexaminations, renewals, extensions, and supplementary protection certificates of any such patent and patent applications.

2.15 "Territory" means worldwide.

3.0 License Grant

3.1 STS grants to BMG an exclusive, royalty-bearing license to the Intellectual Property to make, use, sell, offer for sale, import, and export Licensed Products under the Patent Rights to import, make, have made, use, and sell Licensed Products in the Territory, subject to BMG's compliance with the terms and conditions set forth herein. STS agrees that BMG may cause its wholly owned Affiliates including but not limited toBrownie's Third Lung, and bLU3, Inc. to conduct business operations benefitting from BMG's license.

3.2 STS reserves the right to use the Intellectual Property solely for non-commercial use and/or research and development of new intellectual property for potential inclusion in this Agreement.

3.3 This Agreement confers no license or rights by implication,estoppel, or otherwise under any intellectual property of STS, its managers or employees, other than the Intellectual Property, Know-how, Non-Patent Rights, and Patent Rightsas defined in paragraphs 2.9, 2.10, 2.13, and 2.14, and Appendix A attached hereto.

4.0 Sublicensing

4.1 Right to Sublicense. BMG will have the right to grant non-exclusive sublicenses to the Intellectual Property in the Field and Territory, subject to the payments set forth in Section 5.5.

4.2 Required Terms of Sublicense. Each Sublicense granted by BMG must provide that the obligations to STS under Section 7.0 (Diligence), Section10.0 (Record Keeping), Section13 (Patent Marking), and Section17 (Indemnification) of this Agreement are binding upon the Sublicensee as if it were a party to this Agreement. Each Sublicense granted by BMG will provide for the termination of the Sublicense upon termination of this Agreement under Section 11.0 (Term and Termination). BMG will notify STS upon entering into any sublicense and will provide an executed copy of the sublicense agreement to STS for its records.

4.3 Any Sublicense granted by Licensee shall provide for the termination of the Sublicense, or the conversion to a license directly between the Sublicensee and STS, at the option of the Sublicensee, upon termination of this Agreement under Section 11.0. Any conversion is subject to STS's approval and is contingent upon acceptance by the Sublicensee of the remaining provisions of this Agreement.

5.0 License Fees, Royalties and Other Consideration

5.1 Initial License Fee. BMG will issue to STS, within fifteen (15) days of the Effective Date, shares of common stock of BMG having a value of $30,000.00 based on the weighted average daily closing price of BMG for the twenty days immediately prior to the Effective Date.

5.2 Earned Royalty.

5.2.1 A variable royalty rate will be applied based on the sales of Licensed Product. Except for the royalty rates relating to initial sales set forth in Sections 5.2.2 and 5.2.3 hereafter, a set royalty rate for each calendar year will be established at the beginning of such year (i.e., Jan 1st) based on the previous 12-months' Net Sales Revenue as follows:

i) if Net Sales Revenue for the previous 12 months was $1,000,000.00 or less, then % Royalty = 9.0%

ii) if Net Sales Revenue for the previous 12 months exceeds $1,000,000.00, then % Royalty = 33960 x $[\text{Net Sales Revenue}]^{-0.59}$

Earned royalty will be paid quarterly within 30 days after the close of each fiscal quarter. Percent royalty rate calculated from 5.2.1(ii) is to be rounded to the nearest tenth; e.g. 4.451% = 4.5%.

5.2.2 Startup Period Deferred Royalties. An initial royalty rate of 5% will be applied on the first $500,000.00 of Net Sales Revenue, instead of the 9% rate set forth in 5.2.1. The difference in royalties (i.e., 4% of the first $500,000.00 in Net Sales Revenue = $20,000.00) will be paid as a deferred, one-time lump sum upon the milestone achievement of absolute (not a yearly or rolling value) Net Sales Revenue surpassing $1M at the time of the next normally scheduled quarterly royalties payment. For purposes of clarity, this deferred royalty payment is a one-time event applied only to the first $500,000.00 of absolute sales value.

5.2.3 First Period Fractional Calendar Year. Until 12 months of sales history has been accumulated from the date of First Commercial Sale, the royalty rate shall be evaluated quarterly by dividing accumulated Net Sales Revenue by the fraction of a year of sales history available to determine the equivalent royalty tier and royalty percentage to apply to sales of that fiscal quarter that would be applicable under Section 5.2.1 if applied to a full year. After four fiscal quarters of sales history is accumulated, the royalty tier shall be established based on the preceding 12 months' Net Sales Revenue and set until the next new calendar year (Jan 1st), unless the first $500,000.00 of Net Sales Revenue under Section 5.2.2 has not yet

been achieved, in which case the foregoing royalty rate shall be applied only after such first $500,000.00 of Net Sales Revenue is achieved. Appendix B includes exemplary royalty calculations according to this Section 5.2.

5.2.4 Contingent Reduction of Royalty Rates. If no United States patent is granted or issued within five (5) years of the Effective Date, the royalty rates in this Section 5.2 shall be reduced by half until such time as a United States patent is granted unless noU.S. patent application is pendingwhich will cause no further royalties to be owed to STS from BMG. If no United States patent is granted or issued within ten (10) years of the Effective Date, the royalty rates in this Section 5.2 shall be reduced by seventy-five (75%) percent until such time as a United States patent is granted.

5.3 Minimum Royalty. BMG will pay to STS a minimum yearly royalty of $60,000.00, or $15,000.00 per fiscal quarter, beginning in 2019 and increasing by six percent (6%) per year. In the fourth quarter of each calendar year, the Minimum Royalty paid for the year will be reconciled to the Earned Royalties for the year and any over-payment of Minimum Royalty for the year will be credited against the fourth quarter Earned Royalties due. BMG's obligations to pay STS a minimum yearly royalty will be suspended if no meaningful U.S. patent claims are obtained by STS after five (5) years from the Effective Date of this Agreement, to be reinstated only at such time that meaningful claim(s) covering the product are obtained.

5.4 Milestone payments.

5.4.1 First Commercial Sale. BMG will pay to STS a one-time milestone payment of $30,000.00 upon the First Commercial Sale of a Licensed Product. If the First Commercial Sale occurs prior to December 1, 2018, the amount will be paid in equal monthly installments in each month remaining in 2018. If the first Commercial Sale occurs on or after December 1, 2018, the amount will be paid within thirty (30) days of the First Commercial Sale.

5.4.2 Revenue Milestones. BMG will pay to STS revenue milestone payments as follows:

(i) whenBMG, its affiliates, assigns or Sublicensees' accumulated Net Sales Revenue of Licensed Productsexceeds $2,000,000.00 for a calendar year, BMG will issue to STS a revenue milestone of shares of common stock of BMG having a value of $30,000 based on the weighted average daily closing price of BMG for the twenty days immediately prior to the end of the quarter when the milestone was achieved..

(ii) for each additional increase in Net Sales Revenue of Licensed Products of $2,225,000.00 above $2,000,000.00 for a calendar year, BMG will issue to STS a revenue milestone of shares of common stock of BMG having a value of $30,000.00 based on the weighted average daily closing price of BMG for the twenty days immediately prior to the end of the quarter when the milestone was achieved. For purposes of clarity, if BMG's Net Sales Revenue of Licensed Products for a calendar year increases from a prior revenue target by a multiple exceeding two, three, or more of $2,225,000.00, the milestone award be a multiple of $30,000.00, rounded to the lower

whole number. For example, if BMG's Annual Revenue exceeds a prior revenue milestone by an amount greater than $2,450,000.00 but less than $4,675,000.00 the milestone bonus for that year will be $60,000.00 in stock value.

5.5 Sublicense Payments.

5.5.1 Non-Royalty Payments. BMG will pay to STS twenty-five (25%) of all cash and non-cash consideration received from Sublicensees as consideration for the grant of any sublicense under Section 4.0, excluding earned royalties.

5.5.2 Earned Royalties. For purposes of clarity, "Net Sales Revenue" as defined in Section 2.8 includes sales made by Sublicensees, and Earned Royalties in Section 5.2 includes sales of Licensed Products by Sublicensees.

5.6 No Duplication of Royalty for Multiple Patents. No multiple royalties will be payable to STS in the event that any Licensed Product or its manufacture, use, sale, offer for sale, importation or exportation are or will be covered by more than one patent application or issued patent included as part of the Patent Rights. Additionally, only one royalty bearing event will be considered to occur for a single product (e.g. sale by BMG to an arms-length third party reseller creates the royalty bearing event, and subsequent sale by the third party reseller to a customer of the product does not create a second royalty bearing event.)

5.7 No Royalty Deductions for Charges Imposed. BMG will be responsible for the payment of all taxes, duties, levies, and other charges including, but not limited to sales, use, gross receipts, excise, VAT, ad valorem and any other taxes, any withholdings or deductions, import and custom taxes, any duties, or any other charges imposed by any taxing authority with respect to the royalties or other consideration payable to STS under this Agreement. Should BMG be required under any law or regulation of any government entity or authority, domestic or foreign, to withhold or deduct any portion of any payments due to STS, then the sum payable to STS must be increased by the amount necessary to yield to STS an amount equal to the sum it would have received had no withholdings or deductions been made.

5.8 Any royalty obligation based on a particular U.S. or foreign patent shall immediately end and no longer be required of BMG, where the particular U.S. or foreign patent is invalidated, cancelled or otherwise becomes no longer in force through a court, Patent Office, agency, legal and/or administrative proceeding.

5.9 Royalty payments for royalty generating activities in a particular country are also subject to and only become due after BMG has been reimbursed for its patent filing, prosecutions and maintenance costs and fees incurred for the particular country pursuant to Section 8.2. of this Agreement.

5.10 Revenue from Other-Than Product Sales and Sublicensing. Parties agree that this Agreement addresses a business model of manufacturing and selling physical products or sublicensing rights to the same, and that alternate business models, such as, without limitation, leasing or rental which do not derive revenue from product sales may also be desirable, but are not adequately defined or agreed upon herein, and so would require amendment to this Agreement or a separate agreement if revenues from such operations exceed 5% of revenues

from product sales. Where BMG rents or leases a Licensed Product, BMG will pay the royalties based on the end-prices referenced in Sections 2.8 and 2.11.3, on such units used to obtain such rent or lease income as if such units were a sale of the Licensed Product. BMG will also provide the Licensed Products to STS at 10% less than the end-price at the same volume if STS uses those units for lease or rent. These purchases by STS will be royalty free to BMG entity. STS agrees to utilize the purchased Licensed Products for its own use in developing a resort operator program and not for purposes of directly competing with BMG Licensed Product sales. STS agrees not to resell any purchased Licensed Product to any third party.

6.0 Confidential Information

6.1 Patent Information. BMG acknowledges that it has received copies of all patents and patent applications comprising the Patent Rights. Pursuant to this Agreement, all information and correspondence relating to the Patent Rights, except for information publicly available through the United States Patent and Trademark Office ("USPTO") is Confidential Information of STS, whether or not marked as confidential.

6.2 Beginning on the Effective Date and continuing through the term of this Agreement and thereafter for a period of five (5) years, neither party will at any time, without the express prior written consent of the other, disclose or otherwise make known or available to any third party any Confidential Information of the other party. The Receiving Party will utilize reasonable procedures to safeguard the Confidential Information of the Disclosing Party, including releasing such Confidential Information only to its employees, agents, or Affiliates on a "need-to-know" basis. BMG is authorized to release Confidential Information to potential Sublicensees for the purpose of negotiating and granting a Sublicense, provided that Licensee takes reasonable precautions to safeguard such Confidential Information.

7.0 Diligence

7.1 Diligence Obligation. BMG agrees to use commercially reasonable efforts to proceed with the development, manufacture, sale, and other commercial exploitation of the Patent Rights, and in creating a supply of and demand for Licensed Products.

7.1.1 First Commercial Sale. BMG will to use commercially reasonable efforts to achieve a date of First Commercial Sale of no later than December 31, 2018, and to continue to use commercially reasonable efforts to develop and expand the market for Licensed Products.

7.2 Assistance from STS. STS agrees to provide limited support to assist BMG in meeting its diligence obligation, under the terms of this Section 7.2.

7.2.1. STS agrees to provide support in the commercialization of Licensed Products up to twenty (20) hours per week at no additional charge upon request by BMG, up to a total

10.0 **Record Keeping**

10.1 Records. BMG, its Affiliates, and Sublicensees will keep complete and accurate records and books of account containing all information necessary for the computation and verification of the amounts to be paid hereunder. BMG will keep these records and books for a period of five (5) years following the end of BMG's fiscal year to which the information pertains.

10.2 Audit Rights. BMG will, at the request of STS and no more than once per calendar year, permit one or more accountants selected by STS to have access to BMG's records and books of account during regular business hours to audit, with respect to any payment period ending prior to the request, the correctness of any report or payment made under this Agreement, or to obtain information as to the payments due for any such period in which BMG failed to report or make payment pursuant to the terms herein.

10.2.1 If the accountant(s) conducting the audit believe there is an inaccuracy in any payment made by BMG, or that BMG has failed to comply with any of the terms and conditions for making such payment, the accountant(s) will have the right to make and retain copies (including photocopies) of any pertinent portions of the records and books of account.

10.2.2 In the event that BMG's royalties calculated for any quarterly period are underreported by more than five percent (5.0%), the costs of any audit by STS will be paid by BMG; otherwise, STS will bear the costs of any audit under this Section 10.2.

11.0 **Term and Termination**

11.1 Term. The term of this Agreement will commence on the Effective Date and will continue until the expiration of the last of the Patent Rights, including any extensions thereof, unless earlier terminated in accordance with the provisions set forth in this Section 11.0.

11.2 Termination for Breach. STS may terminate this Agreement effective thirty (30) days after providing BMG with written notice thereof if BMG (a) is in default in payment of royalties or other payments due under Section 5.0, or in providing reports required in connection with such payments due under Section 9.0, (b) provides a false report, or (c) materially breaches this Agreement and, in each case, fails to cure such breach within thirty (30) days after receiving STS's written notice of termination. BMG agrees that all diligence obligations under Section 7.0 herein are material license terms, as are all payment obligations under Section5.0.

11.3 Termination for Bankruptcy. This Agreement and the license granted hereunder will terminate immediately in the event that: (a) BMG seeks liquidation, reorganization, dissolution or winding-up of itself, is insolvent, or makes any general assignment for the benefit of its creditors; (b) a petition is filed or initiated by or against BMG as a debtor under any bankruptcy or insolvency law, unless the lawsthen in effect void the effectiveness of this provision; (c) a receiver, trustee, or any similar officeris appointed to take possession, custody, or control of all or any part of BMG's assets orproperty; or (d) BMG adopts any resolution of its Board of Directors or stockholders for thepurpose of effecting any of the foregoing.

11.4 BMG's Right to Terminate. BMG will have a right to terminate this Agreement upon material breach by STS of any of STS's obligations hereunder, upon thirty (30) days prior written notice to STS. BMG may terminate this Agreement for any reason at its sole discretion, with or without cause, upon ninety (90) days prior written notice to STS. BMG agrees to the following in the event BMG chooses to terminate this Agreement:

11.4.1 Grant of licenseunder 3.1 terminates concurrently;

11.4.2 BMG, its Affiliates, and Sublicensees will not make, use, or offer for sale products utilizing STS Intellectual Property or technologies described in the Patent Rights so long as related patents are issued or pending,

11.4.3 If BMG terminates this Agreement before the milestone payment of 5.4.1 (First Commercial Sale), then BMG shall reimburse John Colborn for uncompensated hours at the rates in 7.2.1. The value of stock at the time of grant as described in Section 5.1 shall be applied to reduce the amount of reimbursement owed.

11.5 No Other Remedies Affect. Termination of this Agreement under this Section 11.0 is in addition to any and all other legal remedies either party may have for the enforcement of any and all terms herein, and do not in any way limit any other legal remedy such party may have.

11.6 Termination Ends Grant of Rights. Termination of this Agreement will terminate all rights and licenses granted to BMG under Section 3.0.

11.7. Effect of Termination on Sublicense. Upon termination of this Agreement, any and all existing Sublicenses will terminate or convert to a license directly between the Sublicensee and STS pursuant to paragraph 4.3 of this Agreement.

11.8 Effect of Termination on Financial Obligations. Termination by STS or BMG under any provision in this Agreement will not relieve either party from any financial obligation to the other party arising from this Agreement, whether accruing prior to or after termination, or from performing according to any and all other provisions of this Agreement that survive termination.

11.9 In the event that this Agreement expires pursuant to Section 11.1 upon the expiration of the last of the Patent Rights, including any extensions thereof, BMG will have a paid-up license to the Intellectual Property, including without limitation the Know-how and the Non-Patent Rights, without further obligation to STS.

11.10 Final Report. BMG will provide a final report to STS within ninety (90) days of termination of this Agreement. Any royalty payments or patent expense reimbursements due to STS will become immediately due and payable upon termination.

11.11 Disposition of Licensed Products on Hand. Upon termination of this Agreement, BMG may sell all previously made or partially madeLicensed Products within a period of one-hundred and twenty (120) days of the Effective date ofsuch termination, provided that the sale of such Licensed Product by Licensee, its Affiliate, or itsSublicensee, shall be subject to the terms of this

Agreement, including but not limited to therendering of reports and payment of royalties required under this Agreement.

12.0 Notices

12.1 Any notice or other communication required under this Agreement will be in writing and will be deemed to have been properlygiven and be effective (i) upon the date of delivery if delivered in person, by facsimile, or courierservice to the respective addresses set forth below, or to such other address as either party willdesignate by written notice given to the other party, or (ii) five days after mailing, if mailed byfirst-class or certified mail, postage paid, or to the respective addresses below. If notice or othercommunication is given by facsimile transmission, said notice will be confirmed by prompt delivery of the hardcopy original.

(i) In the case of BMG:

Robert Carmichael
3001 NW 25th Avenue, Suite 1
Pompano Beach, Florida 33069

(ii) In the case of STS:

John Colborn
827 Pinewood Lane
Taylor Lake Village, TX 77586

13.0 Patent Marking

13.1 BMG will mark, and will require any Sublicensee to mark, any and all material forms of Licensed Products or packaging pertaining thereto made and sold by Licensee (and/or by its Affiliates or Sublicensees) in the United States with an appropriate patent marking identifying the pendency of any U.S. patent application and/or any issued U.S. or foreign patent forming any part of the Patent Rights. All Licensed Products shipped to or sold in other countries must be marked in such a manner as to provide notice to potential infringers pursuant to the patent laws and practice of the country of manufacture or sale.

14.0 **Patent Infringement**

14.1 Notice of Infringement. STS and BMG will promptly notify each other of any infringement or possible infringement of the Patent Rights, as well as any facts that may affect the validity, scope, or enforceability of the Patent Rights, of which either party becomes aware. Both parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

14.2 Right to Sue for Infringement.

14.2.1 Should one of the parties identify an infringement or potential infringement and provide notice under Section 14.1, or should an allegation of invalidity or non-infringement of any of the Patent Rights be brought in a declaratory judgment action, STS and BMG will confer in good faith to determine whether or not to bring suit, and the responsibility of each party for the management, costs and expenses of such suit.

14.2.2 If the parties cannot agree reach an agreement under Section 14.2.1 on how to proceed, STS will have the first right, but not the obligation, to bring any suit for infringement of the Patent Rights, to defend against any allegation of invalidity or non-infringement of any of the Patent Rights brought in a declaratory judgment action or raised by way of counterclaim or affirmative defense in an infringement suit brought by STS, and to retain any damages or award of whatever nature recoverable from any such suit. BMG will reasonably cooperate with STS in supporting any litigation though without any financial obligations, and STS will keep BMG reasonably apprised of the status and progress thereof.

14.2.3 If STS elects not to bring a suit or defense under Section 14.2.2, BMG will have the right, but not the obligation, tobring any suit for infringement of the Patent Rights, to defend against any allegation of invalidity or non-infringement of any of the Patent Rights brought in a declaratory judgment action or raised by way of counterclaim or affirmative defense in an infringement suit brought by BMG, and to retain any damages or award of whatever nature recoverable from suit, provided, however, that STS will have a continuing right to intervene in such suit. STS will reasonably cooperate with BMG in supporting any litigation, and BMG will keep STS reasonably apprised of the status and progress thereof and STS or the then current patent owner agrees to be included and named as a Plaintiff/Counter-Plaintiff in the lawsuit (though without any financial obligations) in order to satisfy or comply with any standing/jurisdictional requirements.

15.0 **Representations and Warranties**

15.1 STS Warranties to BMG. STS represents and warrants that as of the Effective Date, that (a) it is the owner of all right, title and interest in and to the Patent Rights; (b) the list of the Patent Rights contained in Appendix A is accurate and complete in all respects; (c) it has the right to grant the exclusive license in and to the Patent Rights set forth in this Agreement; (d) it has not granted any licenses under the Patent Rights which would conflict with the rights granted

herein; (e) that STS or John Colborn did not knowingly copy any third party technology when developing their inventions described in the Patent Rights, and (f) that STS or John Colborn are unaware of any third party patent rights or other Intellectual Property rights that could affect BMG's ability to fully receive all anticipated benefits under this exclusive license, including, BMG's ability to make, use and sell Licensed Products worldwide.

15.2 Disclaimers. Nothing in this Agreement will be construed as:

(i) a representation or warranty by STS as to the patentability, validity, scope, or usefulness of the Patent Rights;

(ii) a representation or warranty by STS that anything made, used, sold, offered for sale, imported, exported, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of third-party patents or other proprietary rights;

(iii) an obligation to bring or prosecute actions or suits against third parties for patent infringement.

15.2.1 STS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, PERTAINING TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE INTELLECTUAL PROPERTY RIGHTS, THE LICENSED PRODUCTS, OR ANYTHING ELSE LICENSED, DISCLOSED, OR OTHERWISE PROVIDED TO BMG UNDER THIS AGREEMENT.

16.0 Indemnification

16.1 INDEMNIFICATION BY BMG. EACH PARTY WILL NOTIFY THE OTHER OF ANY CLAIM, LAWSUIT OR OTHER PROCEEDING RELATED TO THE PATENT RIGHTS. BMG AGREES THAT IT WILL DEFEND, INDEMNIFY AND HOLD HARMLESS STS, ITS MANAGERS, DIRECTORS, CONSULTANTS, AND AGENTS AND EACH OF THEM (THE "INDEMNIFIED PARTIES"), FROM AND AGAINST ANY AND ALLCLAIMS, CAUSES OF ACTION, LAWSUITS OR OTHER PROCEEDINGS (THE "CLAIMS") FILED OR OTHERWISE INSTITUTED AGAINST ANY OF THE INDEMNIFIED PARTIES RELATED DIRECTLY OR INDIRECTLY TO OR ARISING OUT OF THE DESIGN, PROCESS, MANUFACTURE OR USE BY BMG, ITS AFFILIATES, SUBLICENSEEES, OR ANY OF THEIR CUSTOMERS, OF THE LICENSED PRODUCTS AND ANY EMBODIMENT OF THE PATENT RIGHTS; PROVIDED, HOWEVER, THAT SUCH INDEMNITY WILL NOT APPLY TO ANY CLAIMS ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY AND SHALL ALSO NOT COVER ANY THIRD-PARTY CLAIMS OF PATENT INFRINGEMENT FROM THE MANUFACTURE, SALE, USE, DISTRIBUTION, OFERING FOR SALE OR IMPORTATION OF A LICENSED PRODUCT BY BMG RELATED TO THE TECHNOLOGY DESCRIBED IN THE PATENT RIGHTS. BMG WILL ALSO ASSUME RESPONSIBILITY FORALL COSTS AND EXPENSES

RELATED TO SUCH CLAIMS FOR WHICH IT ISOBLIGATED TO INDEMNIFY THE INDEMNIFIED PARTIES PURSUANT TO THIS PARAGRAPH 16.1, INCLUDING, BUT NOT LIMITED TO, THE PAYMENT OF ALL REASONABLE ATTORNEYS' FEES AND COSTS OF LITIGATION OR OTHER DEFENSE.

16.2 INDEMNIFICATION BY STS. STS AGREES THAT IT WILL DEFEND, AND HOLD HARMLESS BMG, ITS AFFILIATES, SUBLICENSEES AND THEIR EMPLOYEES, CONSULTANTS, DIRECTORS, OFFICERS, CUSTOMERS, AND AGENTS AND EACH OF THEM (THE "INDEMNIFIED PARTIES"), FROM AND AGAINST ANY AND ALLCLAIMS, CAUSES OF ACTION, LAWSUITS OR OTHER PROCEEDINGS (THE "CLAIMS") FILED OR OTHERWISE INSTITUTED BY THIRD PARTIES AGAINST ANY OF THE INDEMNIFIED PARTIES RELATED DIRECTLY OR INDIRECTLY TO OR ARISING OUT OF THE BREACH BY STS OF ITS REPRESENTATIONS IN SECTION 15.1 OF THIS AGREEMENT PROVIDED, HOWEVER, THAT SUCH INDEMNITY WILL NOT APPLY TO ANY CLAIMS ARISING FROM THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY. STS WILL ALSO ASSUME RESPONSIBILITY FOR ALL COSTS AND EXPENSES RELATED TO SUCH CLAIMS FOR WHICH IT IS OBLIGATED TO INDEMNIFY THE INDEMNIFIED PARTIES PURSUANT TO THISPARAGRAPH 16.2, INCLUDING BUT NOT LIMITED TO THE PAYMENT OF ALL REASONABLE ATTORNEYS' FEES AND COSTS OF LITIGATION OR OTHER DEFENSE.

16.3 NOTICE. IT SHALL BE A CONDITION PRECEDENT TO AN INDEMNIFIED PARTYS RIGHT TO SEEK INDEMNIFICATION UNDER PARAGRAPH 16.1 OR 16.2 THAT SUCH PARTY SHALL (A) PROMPTLY NOTIFY THE INDEMNIFYING PARTY OF A CLAIM AS SOON AS IT BECOMES AWARE OF SUCH CLAIM, (B) ALLOW THE INDEMNIFYING PARTY TO ASSUME CONTROL OF THE DEFENSE OF SUCH CLAIM, AND (C) COOPERATE WITH THE INDEMNIFYING PARTY IN SUCH DEFENSE.

16.4 Special Damages. Neither party shall be liable for any indirect, special, consequential, or other similar damages whatsoever whether grounded in tort, strict liability, contract or otherwise.

17.0 Insurance

17.1 During the term of this agreement, BMG will, at its own expense, maintain and carry insurance in full force and effect that includes, but is not limited to, commercial general liability with limits no less than one million USD ($1,000,000.00) for each occurrence and $2,000,000.00 USD in the aggregate with financially sound and reputable insurers,and will not do anything to invalidate such insurance.

17.2 Prior to the date of First Commercial Sale, BMG will amend its certificate of insurance to name STS, and John C. Colborn as additional insureds, and to provide STS a certificate of insurance and policy endorsements for all insurance coverage required by this Section 17.0.

BMG will provide STS with thirty (30) days' advance written notice in the event of a cancellation or material change in BMG's insurance policy.

18.0 Applicable Laws

18.1 Compliance with Laws. BMG will comply with all applicable federal, state, and local laws and regulations, and applicable international laws and foreign laws in each country in which BMG, its Affiliates, or its Sublicensees make, use, sell, offer for sale, import or export Licensed Products.

18.2 Governing Law. This agreement will be construed in accordance with the laws of the state of Florida, without giving effect to the principles of conflicts of laws of Florida.

19.0 Dispute Resolution

19.1 The parties will negotiate in good faith any controversy or disputed claim by either party arising under or related to this Agreement. If no resolution of such controversy or disputed claim is reached between the parties within ninety (90) days of the commencement of negotiations, theneither party may proceed to arbitration pursuant to the terms of Paragraph 20.2.

19.2 Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American ArbitrationAssociation, or such other arbitration rules as may be agreed upon by the parties. Upon request by either party, arbitration will be by a third-party arbitrator. Selection of the third-party arbitrator shall be mutuallyagreed upon in writing by BMG and STS within 30 days of such arbitration request. Judgment upon the award rendered by the arbitrator shall be final and non-appealable and maybe entered in any court having jurisdiction thereof.

20.0 General

20.1 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not be in any way affected or impaired thereby.

20.2 No Waiver. No omission or delay of either party in requiring due and punctual fulfillment of the obligations of the other party will be deemed to constitute a waiver by such party of its rights to require such due and punctual fulfillment, or of any other of its available remedies.

20.3 Amendments. No amendment or modification to this Agreement will be valid or binding upon theparties unless it is made in writing, cites this Agreement, and is signed by duly authorizedrepresentatives of STS and BMG.

20.4 Assignment. This Agreement, and any rights or obligations hereunder, may be assignedby STS but will not be assigned, transferred, or delegated in whole or in part by BMG,except in connection with a merger or a sale of all or substantially all of BMG'sassets, without STS's express written approval, which will not be unreasonably withheld. Any assignment by STS shall not release John Colborn of any individual responsibilities or obligations under this Agreement, unless agreed to by BMG in writing. Any attempted assignment, transfer or delegation in breach of this provision will bedeemed to be void and to have no effect, and will entitle STS to terminate this Agreementupon written notice to BMG. Except as otherwise provided, this Agreement will be bindingupon and inure to the benefit of the parties' successors and lawful assigns.

20.5 Headings. The headings of the several Sections of this Agreement are inserted for convenience and reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

20.6 Independent Contractors. The parties hereby acknowledge and agree that each is an independent contractor and that neither party will be considered to be the agent, representative, master or servant of the other party for any purpose whatsoever, and that neither party has any authority to enter into a contract, to assume any obligation, or to give warranties or representations on behalf of the other party. Nothing in this relationship will be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the parties.

20.7 Reformation. The parties agree that neither party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto, in a final, unappealable order, to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination will be inoperative in such country or community or association of countries, and the remainder of this Agreement will remain binding upon the parties hereto.

20.8 Force Majeure. No liability under this Agreement will result to a party by reason of delay in performance caused by force majeure, that is, circumstances beyond the reasonable control of the party, including, without limitation, acts of God, fire, flood, earthquake, war, terrorism, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

20.9 Survival. Sections 6.1 and 6.2 (Confidential Information); Sections 11.7, 11.8, 11.10, and 11.11 (Term and Termination); and Sections 10.0 (Record Keeping), 15.0 (Representations and Warranties), 16.0 (Indemnification), 18.0 (Applicable Law), and 19.0 (Dispute Resolution) and other provisions that by their context would survive, will survive the termination of this Agreement.

20.10 Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof.

BROWNIE'S MARINE GROUP	SETAYSHA TECHNICAL SOLUTIONS
By: [signature]	By: John C. Colborn [signature]
Name: Robert Carmichael	Name: John C. Colborn
Title: Chief Executive Officer	Title: Managing Director
Date: 6 April 2018	Date: 05-April-2018

Appendix A

Patent Reference Number	Filed On	Title
PCT/US17/18802	22-FEB-2017	Low Pressure Surface Supplied Air System And Method
US62593870	01-DEC-2017	Low Pressure Respiration Gas Delivery Method

Appendix B

Clause	Example
5.2.1 A variable royalty rate will be applied based on the sales of Licensed Product. Except for the royalty rates relating to initial sales set forth in Sections 5.2.2 and 5.2.3 hereafter, a set royalty rate for each calendar year will be established at the beginning of such year (i.e., Jan 1st) based on the previous 12-months' Net Sales Revenue as follows: i) if Net Sales Revenue for the previous 12 months was $1,000,000.00 or less, then % Royalty = 9.0% ii) if Net Sales Revenue for the previous 12 months exceeds $1,000,000.00, then % Royalty = 33960 x [Net Sales Revenue]$^{-0.59}$ Earned royalty will be paid quarterly within 30 days after the close of each fiscal quarter. Percent royalty rate calculated from 5.2.1(ii) is to be rounded to the nearest tenth; e.g. 4.451% = 4.5%.	*To Illustrate: e.g. if the preceding 12-months' Net Sales Revenue* *- was $300K, then 5.2.1(i), and Royalty = 9.0% of Net Sales Revenue paid each quarter, or the minimum yearly royalty per 5.3, distributed evenly $15K among four quarters.* *- was $800K, then 5.2.1(i), and % Royalty = 9.0% of Net Sales Revenue paid each quarter* *- was $4M, then 5.2.1(ii), and % Royalty = 33960 x [4,000,000]$^{-0.59}$ = 4.3% of Net Sales Revenue paid each quarter.* *Comparison graph of the 1/2018 stepped-tiered model vs the 3/2018 continuum equation model:* 

Comparison of Effective Royalty Rates
January vs March Royalty Models
Accumulated Royalty Equivalent Percent
10.0% 9.0% 8.0% 7.0% 6.0% 5.0% 4.0% 3.0% 2.0% 1.0% 0.0%
0 1,000,000 2,000,000 3,000,000 4,000,000 5,000,000 6,000,000 7,000,000 8,000,000 9,000,000 10,000,000 11,000,000 12,000,000
Yearly Net Sales Revenue
01/2018 3-tiered stepped Royalty Model, Twelve month rolling basis
03/2018 Continuum Royalty Model Royalty% = 33960(Revenue)^-0.59

Appendix B

Clause	Example
5.2.3 <u>First Period Fractional Calendar Year</u>. Until 12 months of sales history has been accumulated from the date of First Commercial Sale, the royalty rate shall be evaluated quarterly by dividing accumulated Net Sales Revenue by the fraction of a year of sales history available to determine the equivalent royalty tier and royalty percentage to apply to sales of that fiscal quarter that would be applicable under Section 5.2.1 if applied to a full year. After four fiscal quarters of sales history is accumulated, the royalty tier shall be established based on the preceding 12 months' Net Sales Revenue and set until the next new calendar year (Jan 1st), unless the first $500,000.00 of Net Sales Revenue under Section 5.2.2 has not yet been achieved, in which case the foregoing royalty rate shall be applied only after such first $500,000.00 of Net Sales Revenue is achieved.	*To illustrate:* *- e.g. if the first two months of sales was $200K, then the equivalent yearly would be 200K/(2/12) = 1.2M, tier 5.2.1(ii). Royalty rate for that quarter is 33960 x* $[1{,}200{,}000]^{-0.59}$ *= 8.8%, and the quarterly royalty payment would be $17.6K.* *- e.g. if the first 103 days of sales was $1.3M, then the equivalent yearly would be 1.3M/(103/365) = 4.6M, tier 5.2.1(ii). Royalty rate for that quarter is 33960 x* $[4{,}600{,}000]^{-0.59}$ *= 4.0%. If quarterly Net Sales Revenue was 1.1M, then the quarterly royalty payment would be $44.0K.*